EXHIBIT 10.18

                       Euro Tech Holdings Company Limited
                          c/o Euro Tech (Far East) Ltd.
                           18/F Gee Chang Hang Centre
                        65 Wong Chuk Hang Road, Hong Kong

                                 August 11, 1999

To the Warrantholders of
  Euro Tech Holdings Company Limited

      Euro Tech Holdings Company Limited ("Euro Tech") will issue a 20% stock dividend (one share for each five shares) to its shareholders of record at 5:00 p.m. New York time on September 3, 1999.

      Your warrant and Euro Tech's warrant agreement with American Stock Transfer & Trust Company provide for adjustments in the numbers of shares receivable upon the exercise of the warrants, the per share exercise price and the target price at which the warrants are redeemable. The following indicates those changes:

                                                 Was               Now Is
                                                -----             -------
            Exercise Price                      $5.50             $4.5833
              Per Share

            Target Price                        $8.50             $7.0833
              Per Share

      Additionally, as a result of the stock dividend, Warrantholders will be entitled to receive a proportionate increase in the number of shares to which they are entitled. If a Warrant was exercisable for one share of Euro Tech's Common Stock, it is now exercisable for one and one-fifth shares.

                                    Very truly yours,

                                    EURO TECH HOLDINGS COMPANY LIMITED


                                    By: T. C. Leung, Chairman of the Board
                                        of Directors